Exhibit 5.1

SP PLUS CORPORATION
200 East Randolph Street, Suite 7700
Chicago, Illinois 60601-7702
(312) 274-2000

August 2, 2018

The Board of Directors SP Plus Corporation 200 East Randolph Street, Suite 7700 Chicago, Illinois 60601-7702

Re:	Registration Statement on Form S-8 dated August 2, 2018
SP Plus Corporation Long-Term Incentive Plan, as Amended and Restated (the “Plan”)
I am Executive Vice President, General Counsel and Secretary of SP Plus Corporation, a Delaware corporation (the “Company”). In that capacity, I have acted as counsel to the Company in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the registration of an additional 800,000 shares of the Company’s common stock, $0.001 par value (the “Shares”), which may be issued under the Plan.
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
In rendering the opinion set forth herein, I, or attorneys under my supervision, have examined and relied on originals or copies, certified or otherwise identified to my satisfaction, of the following: (i) the Plan; (ii) the Registration Statement in the form to be filed under the Act; (iii) the Amended and Restated Certificate of Incorporation of the Company, currently in effect; (iv) the Amended and Restated Bylaws of the Company, currently in effect; (v) certain resolutions of the Board of Directors of the Company (the “Board”) relating to the Plan, the filing of the Registration Statement and certain related matters; (vi) the certificate and report of the inspector of elections at the Company’s annual meeting of stockholders held on May 8, 2018; and (vii) such other documents as I have deemed necessary or appropriate as a basis of the opinion set forth below.
In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of any such documents.
For purposes of the opinion set forth below, I have assumed that:

(a)	the Board, or a duly authorized committee thereof, will take all necessary corporate action, including under the terms of the Plan, to authorize and approve the issuance of Shares under the Plan;

(b)	the consideration received by the Company for each Share delivered pursuant to the Plan shall not be less than the par value of the Common Stock; and

(c)	the registrar and transfer agent for the Common Stock will duly register such issuance.

Based upon the foregoing, I am of the opinion that the Shares to be issued under the Plan have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plan and the applicable award agreements that accompany the Plan, will be validly issued, fully paid and nonassessable.
I am a member of the bar of the State of Illinois and I do not express any opinion as to the laws of any other jurisdiction other than the Delaware General Corporation Law.
I hereby consent to the filing of this opinion with the Securities and Exchange SEC as an exhibit to the Registration Statement.

Very truly yours,

/s/ Robert N. Sacks
Robert N. Sacks